Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

RESTATED CERTIFICATE OF INCORPORATION

OF

THE WASHINGTON POST COMPANY

The Washington Post Company, a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies as follows:

FIRST:  This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Company’s Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on November 13, 2003 (the “Restated Certificate of Incorporation”).

SECOND:  Article First of the Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“First: The name of the corporation (hereinafter called the Company) is Graham Holdings Company”

THIRD:  Article Third of the Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“Third: The nature of the business of the Company and the objects and purposes to be transacted, promoted or carried on by it are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Notwithstanding any provision of this Certificate of Incorporation, the Company shall not have power to carry on the business of constructing, maintaining or operating public utilities within the State of Delaware; nor shall anything herein be deemed to authorize the Company to carry on any business or exercise any power in any state, district, territory, possession or country which under the laws thereof the Company may not lawfully carry on or exercise.”

FOURTH:  This Certificate of Amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

FIFTH:  All other provisions of the Restated Certificate of Incorporation shall remain in full force and effect.

SIXTH: This Certificate of Amendment shall not become effective until, and shall become effective on, November 29, 2013.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by Hal S. Jones, its Senior Vice President-Finance and Chief Financial Officer, on this 18th day of November, 2013.

THE WASHINGTON POST COMPANY,

By:	/s/ Hal S. Jones
Name: Hal S. Jones
Title: Senior Vice President - Finance
and Chief Financial Officer